Exhibit 10.34

April 22, 2015

Rosamund M. Else-Mitchell

223 West 21st Street, Apt. #3N

New York, New York 10011

Dear Rose:

Welcome to Houghton Mifflin Harcourt Publishing Company (the “Company” or “HMH“)! This letter will confirm our offer of employment with the Company. Should you accept this offer, you will work as Senior Vice President, Publishing HMH Intervention Solutions, reporting initially to Margery Mayer. This offer letter summarizes the compensation and benefits we are offering, subject to approval of the Houghton Mifflin Harcourt Company (“Parent”) Board of Directors and the Compensation Committee thereof (together, the “Board”), and contains important information regarding employment with the Company.

This offer of employment is contingent upon the closing of the sale of the Educational Technology and Services division of Scholastic Corporation (“Scholastic”) to HMH (the “Closing”). In the event the Closing does not occur, this offer shall be null and void. This offer is also contingent upon the successful completion of a criminal background check and depending on the nature of your position, an evaluation of your driving record.

The contemplated sale of Scholastic’s Educational Technology and Services division to HMH as well as the existence of this letter and the matters contemplated hereby are to be treated in the strictest confidence and, except as may be required by applicable law, should not be disclosed by you to any person whatsoever (other than your representatives who need to know such information and have been apprised of, and agreed to, its confidential nature) without the Company’s prior written consent.

Your employment with HMH will begin on the first business day after Closing (the “Hire Date”), when you will be placed on HMH’s payroll. You will be compensated with an annual base salary at the rate of $525,000, subject to applicable payroll taxes and withholdings. HMH paydays are every other Friday. For purposes of benefits eligibility, except for pension and retiree medical benefits, your service date with the Company will be October 8, 2001.

This position is eligible to participate in the Houghton Mifflin Harcourt Company 2015 Bonus Plan (the “2015 Bonus Plan”), which is operated at the discretion of the Plan Administrators, with a target annual bonus of 50% of your base salary. Payment under the 2015 Bonus Plan, if any, will be pro-rated based on your Hire Date and will be determined based on achievement of both company performance objectives and discretionary assessment of individual contributions to the Company, as set out in the 2015 Bonus Plan document. Specific details of the 2015 Bonus Plan will be provided under separate cover and may be subject to change by the Plan Administrators.

Subject to approval of the Board, you will be granted a special retention equity award in the form of a grant under the terms of the then applicable equity incentive plan of the Houghton Mifflin Harcourt

Company (the Parent 2012 Management Incentive Plan or Parent 2015 Omnibus Incentive Plan, as applicable, the “Equity Plan”) of (1) restricted stock (or restricted stock units as the case may be) with respect to that number of shares of Parent Common Stock having a fair market value equal to $150,000 on the grant date and (2) options to purchase 20,000 shares of Parent Common Stock. The options will have an exercise price per share equal to the fair market value of a share of Common Stock on the date of grant as determined under the terms of the Equity Plan. In accordance with Parent’s Equity Grant Policy, the grant date will be the business day that is three business days following the date on which Parent first releases quarterly earnings information following both your Hire Date and the approval of the award. The stock options will vest and become exercisable, and the restricted stock (or restricted stock units as the case may be) will vest, in equal installments on each of the first three anniversaries of the Closing, subject to your continued employment with the Company through the applicable vesting date. The other terms of the stock options and restricted stock (or restricted stock units as the case may be) shall be as set forth in the Equity Plan and the applicable award agreement.

In addition, you shall be eligible for future long-term incentive awards commencing in 2016 at the discretion of the Company and the Board and subject to the terms and conditions of Parent’s annual long-term incentive program as they may exist from time to time.

Upon commencing employment with HMH, you will begin accruing vacation in accordance with and become subject to the HMH vacation policy. In this position, you are eligible to accrue up to 20 days of vacation annually. Vacation time is accrued on a monthly basis. For a calculation of the exact amount of vacation time for which you are eligible going forward, please refer to the vacation policy in the HMH Employee Guide or contact your HR Business Partner. In addition, you may be eligible for paid Company holidays and occasional absence days as described in the Employee Guide.

You may participate in the Company’s employee benefit programs, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs as they may be amended from time to time. If you choose to enroll and are eligible to participate (and unless otherwise described in the terms of any employee benefit plan), benefits coverage will commence on your Hire Date. In order to participate in any of the Company’s employee benefit programs, you must complete the enrollment process for such programs within your first 30 days of employment.

Your employment with the Company will be “At-Will,” meaning that either you or the Company may terminate the employment relationship for any reason or no reason, at any time, with or without notice. Nothing in this letter should be interpreted as creating an employment contract between you and the Company.

If the Company involuntarily terminates your employment for any reason other than for Cause, as defined below, and other than due to death or disability, you will be eligible for 6 months of severance pay at your base salary rate in effect at the time of termination in addition to any benefits for which you may otherwise be eligible under the Houghton Mifflin Harcourt Severance Plan, which may be amended from time to time or terminated in accordance with applicable law. As a condition of receiving the benefits described in this paragraph, in addition to your continued compliance with the Non-competition and Non-Solicitation Agreement described below, you will be required to sign a separation agreement in a form and in substance acceptable to the Company, which will include, among other things, a release of any and all claims against the Company and its affiliates.

As used in this offer letter, “Cause” means any of the following, as determined by the Company in its sole discretion: (i) engaging in or threatening to engage in conduct detrimental to the best interests of the Company or a corporation or other entity that is controlled by or under common control with the Company (an “Affiliate”); (ii) theft, embezzlement, fraud, dishonesty or misappropriation of Company property, or misappropriation of a corporate opportunity of the Company or an Affiliate; (iii) use or being under the influence of illegal drugs or alcohol at work, while working or in any manner that interferes with the performance of your job duties; (iv) conviction of, a guilty plea to or nolo contendere or equivalent plea to a felony, or if it results in incarceration, a misdemeanor, and/or your conviction of, guilty plea to or nolo contendere or equivalent plea to violation of any federal or state securities laws; or (v) material breach of the Houghton Mifflin Harcourt Code of Conduct or Employee Guide, as amended and in effect from time to time, or any successor or similar code(s), standard(s) or policies of ethics or conduct in effect during employment.

I have enclosed several documents that you must complete and provide, along with proper identification, to Human Resources upon your acceptance: Confidentiality and Intellectual Property Agreement, a Non-Competition and Non-Solicitation Agreement, a federal W-4 form, a state W-4 form (if needed), a borrowed vacation agreement and an Emergency Contact Information form. You will receive a separate email with instructions on how to initiate the electronic 1-9 work authorization process. Your work authorization documentation will need to be reviewed within three days of your Hire Date. If you are working on-site at a Company location, a HR Representative will review these documents and complete the process.

This letter sets forth the terms of your employment with the Company and supersedes any prior oral or written communications you may have received regarding the terms and conditions of your employment with the Company. By accepting this offer of employment, you agree that during your employment with the Company, you will abide by all Company policies and standards of conduct. To accept this offer of employment, please sign and return a copy of this letter to us no later than the date and time at which Scholastic and HMH sign the Stock and Asset Purchase Agreement setting forth the terms of the sale. Your signature below indicates that you understand and agree to the terms set forth in this letter. Please scan and e-mail this offer letter, with your signature, along with the completed new hire paperwork to the attention of HMH Human Resources at AskHMHHR@hmhco.com. Handwritten changes to this letter are not valid unless authorized and signed by me. If you have any questions, please contact me at (617) 351-3400.

If any provision of this letter is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this letter will remain in full force and effect. This letter may not be changed except in writing signed by you and the Company. The validity, interpretation, construction and performance of this letter shall be governed by the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles. Any and all actions concerning any dispute arising hereunder shall be filed and maintained only in a state or federal court sitting in the Commonwealth of Massachusetts, and you and the Company specifically consent and submit to the jurisdiction of such state or federal court.

We are very enthusiastic about you joining Houghton Mifflin Harcourt Publishing Company. We look forward to working with you and hope that our relationship proves to be a mutually rewarding one.

Cordially,

/s/ Bridgett Paradise

Bridgett Paradise

Senior Vice President, HMH Human Resources

Agreed to and accepted:

/s/ Rosamund M. Else-Mitchell	4/22/15
Signature	Date

Cc: Personnel File

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